CONSENT OF INDEPENDENT VALUATION ADVISOR
We hereby consent to the reference to our name (including under the heading “Experts”), the description of our role under the headings “Net Asset Value Calculation and Valuation
Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and
Valuation Guidelines—Valuation of Investments” in this Registration Statement on Form S-11
(File No. 333-282789) of Brookfield Real Estate Income Trust Inc. and in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
/s/ Altus Group U.S. Inc.
April 10, 2026